Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Dolby Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.001 par value per share, reserved for issuance pursuant to the 2020 Stock Plan	Rule 457(c) and Rule 457(h)	9,000,000	$82.06(2)	$738,540,000.00	0.00011020	$81,387.11

Equity	Class A common stock, $0.001 par value per share, reserved for issuance pursuant to the ESPP	Rule 457(c) and Rule 457(h)	1,500,000	$69.75(3)	$104,626,500.00	0.00011020	$11,529.84

Total Offering Amounts					$843,166,500.00		$92,916.95

Total Fee Offsets(4)							—

Net Fee Due							$92,916.95

1.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock that become issuable under the 2020 Stock Plan and the ESPP, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock.

2.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $82.06 per share, which is the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange, on February 24, 2023 (such average, the “Full Offering Price”).

3.

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the Full Offering Price. Pursuant to the ESPP, which plan is incorporated by reference herein, the purchase price of the shares of Class A common stock will be 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the first trading day on or after May 15 and November 15 of the related purchase periods.

4.	The Registrant does not have any fee offsets.